EXHIBIT 99.1

                                           Tuesday June 15, 7:00 am Eastern Time
                                                           Company Press Release
                                                            SOURCE: eGlobe, Inc.

eGlobe Completes Unified Messaging and Web Interface Acquisition

WASHINGTON, June 15 /PRNewswire/ -- eGlobe today announced that it completed the acquisition of substantially all of the assets of Connectsoft Communications Corporation, a wholly owned subsidiary of American United Global, Inc. eGlobe, in combination with its existing telephone company and ISP customers around the world, is now able to offer innovative Internet Protocol based information and communications services that combine the power of the Internet with the convenience of the telephone -- these services include "unified" messaging and telephone (rather than computer) access to the Internet and the Word Wide Web. The Company plans to launch its first unified messaging service within the next month.

In the transaction, eGlobe acquired software and related technology and intellectual property, as well as a talented and dedicated development team and a half million dollars in cash. The Company will conduct this new segment of business through a newly formed subsidiary, Vogo Networks, LLC, (www.vogo.net), based in Seattle, Washington.

The terms of the acquisition agreement provide for a combination payment in stock and assumption of debt totaling approximately $8 million. eGlobe will pay $3 million in the form of convertible redeemable preferred stock. The stock is redeemable in five years, becomes convertible at the holder's option during the fourth quarter of 1999, and carries a minimum conversion price of $3.00 per share with a higher conversion price possible depending upon market price at the time of conversion. eGlobe will assume approximately $5.0 million in liabilities, consisting primarily of long-term lease obligations. In addition, American United Global will lend $500,000 to eGlobe for initial funding of the operations of the new Vogo Networks subsidiary.

eGlobe's Chairman and CEO, Christopher Vizas, said, "As stated in our public filings and consistent with the new direction of eGlobe, this acquisition is another building block in eGlobe's reemergence as a leading, global provider of enhanced information and communications services. With Vogo, we continue our focus on mobility, ease of use for the user, and the high service quality demanded by national telephone companies. Vogo's unified messaging and Internet portal capabilities will allow eGlobe to add more than one new offering of leading edge technology and service over the next year. I am particularly delighted to welcome the talented Vogo development team to eGlobe."


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eGlobe  is  a  leading  supplier  of  global  enhanced   telecommunications  and
information services, including a range of Internet Protocol services, including IP voice and fax and unified messaging, as well as calling card services along with related validation, billing and payment systems, and other international Intranet and inter-networking services in partnership with telecommunications operators around the world. Operating through its World Direct network, eGlobe originates traffic in 90 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to telecommunications companies and financial institutions. eGlobe's web site is www.eglobe.com.

Certain statements in this news release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, the ability of the Company to attract additional business, the ability of the Company to successfully integrate the Vogo acquisition and unified messaging technology, complete software development and offer new products, changes in expectations regarding restructurings, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.

SOURCE: eGlobe









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